Exhibit 99.1

For Immediate Release

Contact:	Patrick A. Reynolds
Director of Investor Relations
(706) 649-4973
Synovus Reports Earnings per Share of $0.24 for First Quarter 2008
Columbus, Ga., April 24, 2008 — Synovus reports net income for the first quarter of 2008 totaling $81.0 million, or $0.24 per diluted share, compared to income from continuing operations of $100.4 million, or $0.30 per diluted share, for the first quarter of 2007.
     Return on average assets from continuing operations for the quarter was 0.99% and return on average equity from continuing operations was 9.43% compared to 1.33% and 10.91%, respectively, in the same period last year. Shareholders’ equity on March 31, 2008, was $3.53 billion, which represented a very strong 10.45% of quarter-end assets. Total assets ended the quarter at $33.8 billion, an increase of 7.5% for continuing operations from the same period last year.
     The ratio of nonperforming assets to loans, impaired loans held for sale, and other real estate was 2.49%, compared to 1.67% last quarter and 0.68% in the first quarter of last year. Of the $173 million increase in nonperforming loans, 84% was in the Atlanta area. The net charge-off ratio for the quarter was 0.95% compared to 0.91% last quarter and 0.13% in the first quarter of last year. The allowance for loan losses was 1.46% of loans at March 31, compared to 1.39% at the end of last quarter and 1.30% at March 31, 2007. The provision expense for the quarter was $91.0 million, compared to $70.6 million last quarter, and $20.5 million in the first quarter last year. The provision for loan losses covered net charge-offs by 143% for the quarter.
     “I am confident that we will come out of this credit cycle as a strong financial services institution,” said Synovus Chairman and Chief Executive Officer Richard E. Anthony. “With the deterioration in our residential construction and residential development portfolios, primarily in and around Atlanta, we continue to take actions to aggressively deal with these portfolios and get these issues behind us as quickly as possible. The Atlanta portfolio represents 58% of Synovus’ total nonperforming loans in the residential construction and development portfolios. The residential construction and development portfolios in Florida have become more stable than the Atlanta area portfolios. Our primary focus is to proactively manage the credit issues until they are resolved so that we can be the high performing company that we have historically been. We have added resources in our special assets group and are working with our customers to assist them during this challenging economic environment. We believe that our strong capital position gives us the capability to work through this situation effectively.”
     Net interest income was $278.6 million compared to $282.9 million in the first quarter of last year. Total loans grew 9.4% (first quarter annualized). Commercial income producing properties grew 25.4%, commercial and industrial loans grew 12.3% and retail loans grew
Post Office Box 120 / Columbus, GA 31902
www.synovus.com

Synovus Reports Earnings per Share of $0.24 for First Quarter/p. 2
5.1%, while residential construction loans declined 15.3%, and residential development loans remained flat with a 0.6% increase. Total core deposits (excludes brokered deposits) declined 2.0% from the first quarter of 2007. The net interest margin for the quarter was 3.71%, compared to 3.86% last quarter and 4.05% in the first quarter of last year. Of the 15 basis point decrease in margin from the previous quarter, 3 basis points were related to increased credit costs.
     “The margin held up well considering that the Federal Reserve aggressively lowered interest rates by a total of two hundred basis points in the quarter,” said Anthony. “We are working aggressively to gather the right mix of core deposits at the right prices in an environment that is very competitive. We initiated a new company wide sales campaign on April 1st with a focus on non-interest bearing deposit accounts in both the commercial and retail customer bases.”
     Excluding the $34.2 million in net after-tax income associated with the initial public offering by Visa, Synovus’ non-interest income was up 15.9% over the first quarter last year with increases in brokerage and investment banking revenue of 13.9%, mortgage banking income of 12.9%, service charges of 7.7%, bankcard fees of 2.9%, and fiduciary and asset management fees — which include trust, financial planning, and asset management fees of 1.2%.
     Synovus will host an earnings highlights conference call at 4:30 pm EDT, on April 24, 2008. Shareholders and other interested persons may listen to this conference call via simultaneous Internet broadcast at www.synovus.com by clicking on the “Live Webcast” icon. You may download RealPlayer or Windows Media Player (free download available) prior to accessing the actual call or the replay. The replay will be archived for 12 months and will be available 30-45 minutes after the call.
Synovus (NYSE: “SNV”) is a financial services holding company with $34 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 37 banks, 331 banking offices, 440 ATMs, and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure the delivery of unparalleled customer experiences. See Synovus on the Web at www.synovus.com.
This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ belief that its strong capital position gives it the capability to work through this current credit cycle, and the assumptions underlying such statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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Post Office Box 120 / Columbus, GA 31902
www.synovus.com